Exhibit 99.1

NEWS RELEASE

Visteon Announces First-Quarter 2013 Results; Accelerates Value Creation

•	Achieved significant year-over-year financial improvement

•	Sales of $1.86 billion, up $139 million

•	Net income attributable to Visteon of $69 million, up $98 million

•	Adjusted EBITDA of $170 million, up $27 million

•	Sustained strong cash position while creating value

•	Cash from operations of $122 million, up $103 million year-over-year

•	Adjusted free cash flow of $95 million, up $69 million

•	Cash balances of $995 million, of which $384 million at U.S. parent; total debt of $777 million

•	Repurchased 2.2 million shares ($125 million) year-to-date, representing 4 percent of outstanding shares

•	Integrated majority of global climate business into Halla Visteon Climate Control (HVCC); HVCC shares repeatedly setting all-time highs in April/May

•	2013 full-year EPS outlook increased to reflect impact of updated income tax projections

VAN BUREN TOWNSHIP, Mich., May 9, 2013 — Visteon Corporation (NYSE: VC) today announced first-quarter 2013 results, reporting net income attributable to Visteon of $69 million, or $1.33 per diluted share, compared with a net loss of $29 million, or $0.56 per diluted share, in the first quarter of 2012.

Visteon reported first-quarter sales of $1.86 billion, an increase of $139 million compared with the same quarter a year earlier. Sales were higher due to increased vehicle production and new business in Asia and North America, partially offset by lower production volumes in Europe. First-quarter adjusted EBITDA, a non-GAAP financial measure as defined below, was $170 million, increasing from $143 million for the same period last year.

“We are pleased with our first-quarter performance, which represents a significant year-over-year improvement and validates that our strategic plan to deliver value for customers and shareholders continues to gain momentum,” said Tim Leuliette, president and CEO. “The benefits of our value-creating strategy are beginning to be recognized – in the recent all-time high share trading price of Halla Visteon Climate Control, for example. We continue to aggressively move forward with our plan and are committed to having our progress recognized appropriately in Visteon’s share trading price.”

Cash from operating activities totaled $122 million, an increase of $103 million compared with the same period in 2012. Adjusted free cash flow, a non-GAAP financial measure as defined below, of $95 million for the first quarter of 2013 improved by $69 million compared with the first quarter of 2012.

First-quarter 2013 net income included a benefit of $54 million related to the outcome of certain tax proceedings, partially offset by $36 million of restructuring and other transformational costs.

Other Developments

Since Jan. 1, 2013, the company has repurchased $125 million in common shares under its $300 million repurchase program. Shares repurchased since the program began total $175 million.

On Jan. 31, Visteon and its 70 percent-owned Korean affiliate Halla Climate Control Corporation completed a transaction combining the majority of Visteon’s automotive climate business under Halla Visteon Climate Control. The transaction was divided into two phases, with the second phase now largely complete and on track to be finished in the first half of 2013.

First Quarter in Review

Hyundai-Kia accounted for approximately 33 percent of Visteon’s first-quarter product sales, with Ford Motor Company accounting for 28 percent, Renault-Nissan 7 percent and PSA Peugeot-Citroën 4 percent. On a regional basis, Asia accounted for 46 percent of total product sales – up from 43 percent a year earlier – while Europe represented 30 percent, North America 19 percent and South America 5 percent.

Gross margin for the first quarter of 2013 was $154 million, compared with $134 million a year earlier. Gross margin increased $20 million year-over-year, reflecting volume and new business impacts, partially offset by increased product development costs incurred to support future growth. Selling, general and administrative (SG&A) expenses of $86 million for the first quarter of 2013 decreased $5 million, to 4.6 percent of product sales.

During the first quarter of 2013, Visteon recognized $44 million of equity in the net income of non-consolidated affiliates, compared with $42 million in the first quarter of 2012. Visteon’s 50 percent-owned affiliate, Yanfeng Visteon Automotive Trim Systems Co., Ltd., and related affiliate interests contributed $41 million in equity income.

For the first quarter of 2013, the company reported net income of $69 million, or $1.33 per diluted share, which included a $54 million benefit related to the outcome of certain tax proceedings and $36 million of costs associated with restructuring and related activities. This compares with a net loss of $29 million for the same period in 2012, which included $63 million in restructuring and related costs. Adjusted EBITDA for the first quarter of 2013 was $170 million, compared with $143 million for the same period a year earlier. On a year-over-year basis, increases in adjusted EBITDA reflect favorable volume and new business, partially offset by net cost performance.

First Quarter Results by Segment

Climate sales increased by $205 million during the first quarter of 2013, compared with the same quarter last year. Higher production volumes and new business, primarily in Asia and North America, increased sales by $199 million.

Electronics sales increased $36 million during the first quarter, compared with the same period in 2012. Vehicle production volume increases in North America, partially offset by European volume declines, resulted in a $38 million sales increase.

Interiors sales decreased during the quarter by $76 million, compared with the first quarter of 2012. Sales decreased $62 million due to volume declines, primarily in Europe, in connection with weakened economic conditions. Unfavorable currency, primarily related to the euro, decreased sales by an additional $7 million.

Cash and Debt Balances

As of March 31, 2013, Visteon had global cash balances totaling $995 million, including restricted cash of $15 million, and total debt of $777 million.

For the first quarter of 2013, Visteon generated $122 million of cash from operations, compared with $19 million in the same period a year earlier, primarily driven by higher earnings and trade working capital. Capital expenditures in the quarter were $63 million, up from $53 million in the first quarter of 2012. Adjusted free cash flow was positive $95 million in the quarter, compared with $26 million in the first quarter of 2012.

Full-Year 2013 Outlook

Visteon reaffirmed full-year guidance for most financial metrics. The company projects 2013 sales ranging from $7.3 billion to $7.5 billion, adjusted EBITDA in the range of $620 million to $660 million, and adjusted free cash flow, as defined below, of $100 million to $150 million. To reflect the impact of updated income tax projections, Visteon updated its full-year guidance for adjusted earnings per share, a non-GAAP measure as defined below, to a range of $4.04 to $5.52.

About Visteon

Visteon is a leading global automotive supplier delivering value for vehicle manufacturers and shareholders through a family of businesses including:

•	Halla Visteon Climate Control, majority-owned by Visteon and the world’s second-largest global supplier of automotive climate components and systems.

•	Visteon Electronics, a leading supplier of audio and infotainment, driver information, center stack electronics and feature control modules.

•	Visteon Interiors, a global provider of vehicle cockpit modules, instrument panels, consoles and door trim modules.

•

Yanfeng Visteon Automotive Trim Systems Co., Ltd., a successful non-consolidated China-based partnership between Visteon and Shanghai Automotive Industry Corporation’s automotive components group, Huayu Automotive Systems.

Through this family of enterprises, Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide, and these businesses generated $13.8 billion in sales in 2012, including non-consolidated operations. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 29 countries and employs through its various businesses, including non-consolidated operations, approximately 55,000 people. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, May 9, at 8 a.m. EDT, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast. The dial-in numbers to participate in the call are:

U.S./Canada: 888-452-7086

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, along with the financial results release, presentation material and other supplemental information, will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 47580090. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2013 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Contact:

Media:

Jim Fisher

734-710-5557

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

Scott Deitz

734-710-2603

sdeitz@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended March 31
	2013	2012

Sales	$1,856	$1,717
Cost of sales	1,702	1,583

Gross margin	154	134
Selling, general and administrative expenses	86	91
Equity in net income of non-consolidated affiliates	44	42
Interest expense, net	10	9
Restructuring and other expense	36	63

Income before income taxes	66	13
(Benefit from) provision for income taxes	(18)	27

Net income (loss) from continuing operations	84	(14)
Income from discontinued operations, net of tax	—	3

Net income (loss)	84	(11)
Net income attributable to non-controlling interests	15	18

Net income (loss) attributable to Visteon Corporation	$69	$(29)

Per share data:
Basic earnings (loss) per share
Continuing operations	$1.34	$(0.62)
Discontinued operations	—	0.06

Basic earnings (loss) per share attributable to Visteon Corporation	$1.34	$(0.56)

Diluted earnings (loss) per share
Continuing operations	$1.33	$(0.62)
Discontinued operations	—	0.06

Diluted earnings (loss) per share attributable to Visteon Corporation	$1.33	$(0.56)

Average shares outstanding (in millions)
Basic	51.6	51.9
Diluted	51.9	51.9

Comprehensive income:
Comprehensive income	$40	$36
Comprehensive income attributable to Visteon Corporation	$41	$11

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	March 31	December
	2013	2012
ASSETS
Cash and equivalents	$980	$825
Restricted cash	15	20
Accounts receivable, net	1,181	1,162
Inventories, net	427	385
Other current assets	267	271

Total current assets	2,870	2,663

Property and equipment, net	1,297	1,326
Equity in net assets of non-consolidated affiliates	781	756
Intangible assets, net	314	332
Other non-current assets	105	79

Total assets	$5,367	$5,156

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$99	$96
Accounts payable	1,192	1,027
Accrued employee liabilities	162	175
Other current liabilities	290	254

Total current liabilities	1,743	1,552

Long-term debt	678	473
Employee benefits	555	571
Deferred tax liabilities	179	181
Other non-current liabilities	173	238

Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	10	10
Additional paid-in capital	1,250	1,269
Retained earnings	335	266
Accumulated other comprehensive loss	(118)	(90)
Treasury stock	(172)	(71)

Total Visteon Corporation stockholders’ equity	1,306	1,385
Non-controlling interests	733	756

Total equity	2,039	2,141

Total liabilities and equity	$5,367	$5,156

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Three Months Ended March 31
	2013	2012
Operating Activities
Net income (loss)	$84	$(11)
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Depreciation and amortization	67	65
Equity in net income of non-consolidated affiliates, net of dividends remitted	(41)	(42)
Stock-based compensation	6	7
Other non-cash items	—	18
Changes in assets and liabilities:
Accounts receivable	(42)	(100)
Inventories	(51)	(21)
Accounts payable	190	126
Accrued income taxes	(57)	6
Other assets and other liabilities	(34)	(29)

Net cash provided from operating activities	122	19

Investing Activities
Capital expenditures	(63)	(53)
Proceeds from business divestitures and asset sales	17	—

Net cash used by investing activities	(46)	(53)

Financing Activities
Proceeds from issuance of debt, net of issuance costs	204	2
Short-term debt, net	12	—
Principal payments on debt	(1)	(4)
Payments to repurchase common stock	(125)	—

Net cash provided from (used by) financing activities	90	(2)
Effect of exchange rate changes on cash and equivalents	(11)	9

Net increase (decrease) in cash and equivalents	155	(27)
Cash and equivalents at beginning of period	825	723

Cash and equivalents at end of period	$980	$696

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

In this press release the Company has provided information regarding certain non-GAAP financial measures including “Adjusted EBITDA”, “Free cash flow” and “Adjusted free cash flow.” Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, discontinued operations, net restructuring expenses and other reimbursable costs, stock-based compensation expense, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31		Estimated Full Year 2013
	2013	2012
Adjusted EBITDA	$170	$143	$620 - $660
Interest expense, net	10	9	40
(Benefit from) provision for income taxes	(18)	27	50 - 85
Depreciation and amortization	67	64	270
Restructuring and other expense	36	63	105 - 155
Stock-based compensation expense	6	7	20
Other	—	2	15

Net income (loss) attributable to Visteon Corporation	$69	$(29)	$35 - $160

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and adjusted free cash are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring payments net of customer recoveries, transformation and reorganization-related payments. Because not all companies use identical calculations, this presentation of free cash flow and adjusted free cash may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31		Estimated Full Year 2013
	2013	2012
Cash provided from operating activities	$122	$19	$175 - $275
Capital expenditures	(63)	(53)	(250)

Free cash flow	$59	$(34)	($75) - $25
Restructuring payments, net	15	38	$125 - $75
Transformation and reorganization-related payments	21	22	50

Adjusted free cash flow	$95	$26	$100 - $150

Free Cash Flow and Adjusted Free Cash Flow are not recognized terms under GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free Cash Flow and Adjusted Free Cash Flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free Cash Flow and Adjusted Free Cash Flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted Net Income and Adjusted Earnings Per Share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items, discontinued operations and other non-operating gains and losses. The Company defines adjusted earnings per share as adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of adjusted net income and adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31		Estimated Full Year 2013
	2013	2012
	(Dollars and shares in millions)
Net income (loss) attributable to Visteon	$69	$(29)	$35 - $160
Average shares outstanding, diluted	51.9	51.9	50.7

Earnings per share	$1.33	$(0.56)	$0.69 - $3.16

Memo: Items included in net income (loss) attributable to Visteon
Restructuring and other expense	$(36)	$(63)	$(155)-$(105)
Other non-operating costs, net	—	(5)	(15)
Lighting net income	—	3	—

Total	(36)	(65)	$(170) - $(120)

Adjusted earnings per share
Net income (loss) attributable to Visteon	$69	$(29)	$35 - $160
Items in net income (loss) attributable to Visteon	(36)	(65)	(170) - (120)

Adjusted net income	$105	$36	$205 - $280
Average shares outstanding, diluted	51.9	51.9	50.7

Adjusted earnings per share	$2.02	$0.69	$4.04 - $5.52

Adjusted Net Income and Adjusted Earnings Per Share are not recognized terms under GAAP and do not purport to be a substitute for profitability. Adjusted Net Income and Adjusted Earnings Per Share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted Net Income and Adjusted Earnings Per Share for planning and forecasting future periods.